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Exhibit 10.19

        ASSET PURCHASE AGREEMENT

BY
AND
AMONG

DEPARTMENT 56, INC.,

AXIS HOLDINGS CORPORATION,

AXIS CORPORATION,

ALL THE SHAREHOLDERS OF AXIS CORPORATION

AND

KIRK WILLEY IN THE CAPACITY OF SHAREHOLDERS' REPRESENTATIVE

DATED AS OF

AUGUST 14, 2001

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of August 14, 2001, is by and among Department 56, Inc., a Delaware corporation ("Parent"), Axis Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the "Purchaser"), Axis Corporation, a Utah corporation (the "Seller"), all of the shareholders of Seller (the "Shareholders") and Kirk Willey in the capacity of Shareholders' Representative (as defined below).

        A.    The parties hereto wish to provide for the terms and conditions upon which the Purchaser will purchase all of the assets of Seller's business (the "Business").

        B.    The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the assets and the Business.

        Accordingly, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

1.    PURCHASE OF ASSETS.

        1.1.    Assets to be Purchased.

        (a)  Upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, from Seller, at the Closing, all of Seller's right, title and interest in and to the businesses, assets, properties, goodwill and rights of Seller used in or arising out of the operation of the Business, of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of Seller (collectively, the "Assets"). The Assets include, but are not limited to, all of Seller's right, title and interest in and to the following:

            (i)  personal property that is now owned or leased by Seller and used in the Business;

          (ii)  franchises relating to the Business;

          (iii)  Seller's corporate or entity names used in the Business and all derivatives or combinations thereof, including, without limitation, the "Geppeddo" trade name;

          (iv)  logos, trademarks, trademark registrations and trademark applications or registrations thereof used in or relating to the Business, including the goodwill associated therewith, and the goodwill of the Business;

          (v)  copyrights, copyright applications and copyright registrations, patents and patent applications used in or relating to the Business;

          (vi)  rights under or pursuant to licenses by or to Seller used in or relating to the Business;

        (vii)  development and prototype hardware, software, processes, formula, trade secrets, inventories and royalties, including all rights to sue for past infringements used in or relating to the Business;

        (viii)  inventory (raw materials, work in process, finished goods, accumulated costs of jobs and supplies) used in the Business;

          (ix)  equipment, machinery, furniture, fixtures, motor vehicles and supplies used in or relating to the Business;

          (x)  prepaid expenses relating to the Business;

          (xi)  contracts and purchase orders relating to the Business;

        (xii)  lists of customers of the Business, including those customers identified on Exhibit 1.1(a)(xii) attached hereto;

        (xiii)  lists of suppliers and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature relating to the Business;

        (xiv)  telephone, telefax and telex numbers and all listings in all telephone books and directories relating to the Business;

        (xv)  all credit balances of or inuring to Seller under any state unemployment compensation plan or fund related to employees of the Business;

        (xvi)  employment contracts, including all confidentiality, assignment of invention and non-competition agreements relating to the employees and consultants of the Business, except for those employment contracts specifically excluded herein;

      (xvii)  obligations of the present and former officers and employees of the Business and of individuals and corporations of the Business;

      (xviii)  rights under joint venture agreements or arrangements relating to the Business;

        (xix)  files, papers and records relating to the Business and assets used in the Business;

        (xx)  all web sites, URLs and domain names of Seller used in and relating to the Business, including without limitation the web sites listed in Disclosure Schedule 2.12;

        (xxi)  the assets as reflected on the balance sheet of Seller dated as of June 30, 2001, attached hereto as Exhibit 1.1(a)(xxi) (the "Latest Balance Sheet"), with only such dispositions of such assets reflected on the Latest Balance Sheet as will have occurred in the ordinary course of business between the date thereof and the Closing and which are permitted by the terms hereof;

      (xxii)  cash, money and deposits with financial institutions and others, certificates of deposit, commercial paper, notes, evidences of indebtedness, stocks, bonds and other investments of the Business;

      (xxiii)  accounts receivables of the Business; and

      (xxiv)  all of Seller's rights under that certain letter dated July 11, 2001 from Harvey C. Gordon (General Counsel, Ashton-Drake Galleries) to Michael E. Mangelson (it agreed and understood that neither Parent nor Purchaser assumes any Liability arising out of Ashton-Drake's underlying infringement and other claims against the Seller or any of its customers arising out of the same).

        (b)  Notwithstanding the foregoing, Seller will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from Seller, the following assets:

            (i)  the consideration delivered to Seller pursuant to this Agreement for the Assets;

          (ii)  the minute books (and any documents related to Seller's organization, corporate affairs or foreign qualification contained in such minute books), corporate seal and stock records of Seller;

          (iii)  shares of the capital stock of Seller, including shares held by Seller as treasury shares;

          (iv)  all documentation pertaining to any liability of Seller not assumed by the Purchaser;

          (v)  all employment or severance agreements of management not hired by Parent or Purchaser; and

          (vi)  the assets specifically described on Exhibit 1.1(b) hereto.

        1.2.    Liabilities Assumed.

        At the Closing, the Purchaser will assume the liabilities of the Business (the "Assumed Liabilities") set forth on Exhibit 1.2 (the "Liabilities Undertaking"). Each of Seller and the Shareholders expressly understands and agrees that, except for the Assumed Liabilities, the Purchaser and Parent have not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, for, the liabilities of the Business, Seller, the Shareholders or any of their respective affiliates or associates or any other person, which liabilities will, as between Seller and Shareholders, on the one hand, and the Purchaser and Parent, on the other hand, remain the sole responsibility of, and will be satisfied by, Seller or the Shareholders, as applicable, pursuant to the terms of this Agreement (the "Retained Liabilities"). The Retained Liabilities include, but are not limited to, the following:

        (a)  any debt, liability or obligation of the Business or Seller, or any of their respective affiliates or associates, direct or indirect, known or unknown, fixed, contingent or otherwise, that (i) is unrelated to the Assets or the Business; or (ii) relates to the Assets or the Business and is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition occurring or existing on or before the Closing Date, whether or not then known, due or payable, except to the extent that the same constitutes an Assumed Liability;

        (b)  any obligation for Taxes related to any of the Assets for any Tax period or portion thereof ending on or before the Closing Date (including any tax liability relating to or arising from the transfer of Assets) and any obligation for other Taxes of Seller;

        (c)  any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise, based upon or arising from any act, omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date and relating to any collective bargaining agreement or any employee benefit plan, policy, practice or agreement to which Seller is a party or under which any of Seller's employees or former employees, or their spouses, dependents, family members, domestic partners or beneficiaries is covered, including without limitation any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any "multiemployer plan" within the meaning of Section 4001(a)(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), attributable to participation therein by current or former employees of Seller as a result of this Agreement and the transactions contemplated hereby or otherwise;

        (d)  (i) any liability arising out of or related to the events, circumstances or conditions described in Section 2.21 of the Disclosure Schedule; (ii) any liability arising out of or related to the management of wastes, byproducts or spent materials generated by the Seller or any of its subsidiaries, former subsidiaries or affiliates; or any liability arising out of or related to any pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law that is related in any way to any of Seller's management, use, control, ownership or operation of the Assets, any property or the business of Seller, any of its subsidiaries, former subsidiaries or affiliates, including without limitation any on-site or off-site activities involving Environmentally Regulated Materials, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law is described in the Disclosure Schedule; and (iii) any Environmental Claim against any person or entity whose liability for such Environmental Claim of the Seller has or may have assumed or retained either contractually or by operation of law;

        (e)  any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise owing by Seller to any of its affiliates, officers, directors or stockholders;

        (f)    any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise owing by Seller or any Shareholder to any attorney, accountant, investment banker or other Person, to the extent relating to or incurred in connection with this Agreement or the transactions contemplated hereby;

        (g)  any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise, relating to the claims or matters described in Disclosure Schedules 2.13, 2.18, Item 1of 2.26, or 2.27.

        At the Closing, Seller will convey, transfer, assign and delegate, and the Purchaser will accept and assume, those contracts, agreements and commitments listed on Exhibit A to the Liabilities Undertaking (the "Assumed Contracts").

        1.3.    Purchase Price.

        (a)  The total consideration to be paid by the Purchaser to Seller for the Assets (the "Purchase Price") will be an amount equal to:

            (i)  seven million nine hundred thirty-eight thousand five hundred twenty-one dollars ($7,938,521), plus or minus the aggregate amount of any Initial Purchase Price Adjustment as defined below in Section 1.3(a)(iv) (such amount, after giving effect to any Initial Purchase Price Adjustment, the "Initial Cash Consideration"); plus

          (ii)  a contingent right to receive up to an additional twelve million dollars ($12,000,000) (the "Contingent Consideration"), as determined under and more fully described below in this Section 1.3(a)(ii);

            (1)  Definitions. Capitalized terms used but not defined in this section 1.3(a)(ii) have the meanings given elsewhere in this Agreement, and for the purposes of this section 1.3(a)(ii) the following additional terms have the respective meanings indicated.

              (A)  "Fiscal 2000" means the twelve month period ending February 28, 2001; "Fiscal 2001" means the twelve month period ending February 28, 2002; "Fiscal 2002" means the twelve month period ending February 28, 2003; and "Fiscal 2003" means the twelve month period ending February 29, 2004.

              (B)  "Operating Income" means income of the Purchaser from continuing operations in the referenced period in the ordinary course of business per audited financial statements prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (it being understood that income from continuing operations is exclusive of interest income, rental income, gains on fixed asset sales and similar non-operating income, interest expense and provisions for federal, state and local income taxes).

              (C)  "Operating Income Margin" means Operating Income in a given fiscal year divided by Revenue in the same fiscal year.

              (D)  "Period" means the three year period from and including Fiscal 2001 through and including Fiscal 2003.

              (E)  "Revenue" means net sales in the referenced period in the ordinary course of business per audited financial statements prepared in accordance with GAAP, adjusted for bad debt expense per audited financial statements prepared in accordance with GAAP (it being understood that net sales is net of returns, allowances and discounts and exclusive of sales taxes, interest income, rental income, gains on fixed asset sales and similar non-operating income) and "Revenue in Fiscal 2000" means $14,532,097.

              (F)  "Revenue Base", for purposes of subsection (4) below, has the meaning determined in accordance with subsections (3)(A)(ii), (3)(B)(ii), (3)(C)(ii) or 3(D)(ii), as the case may be, and for purposes of subsection (5) below, has the meaning determined in accordance with subsections (4)(A)(ii), (4)(B)(ii), (4)(C)(ii) or (4)(D)(ii), as the case may be.

            (2)  Procedures for Determining Contingent Consideration.

              (A)  Delivery of Contingent Consideration Statement by Purchaser. Within seventy (70) days after the close of each fiscal year during the Period, Purchaser will deliver to the Shareholders' Representative a statement setting forth in reasonable detail Purchaser's calculation of the Contingent Consideration due for such fiscal year (each such statement, a "Contingent Consideration Statement"). The Contingent Consideration Statements for Fiscal 2001, Fiscal 2002 and Fiscal 2003 shall be prepared in accordance with subsections 3, 4 and 5 below, respectively, and each Contingent Consideration Statement shall be prepared in accordance with subsections 6 and 7 below.

              (B)  Review of Contingent Consideration Statement by Shareholders' Representative. Within sixty (60) days after the receipt by the Shareholders' Representative of a Contingent Consideration Statement, the Shareholders' Representative will notify Purchaser in writing of any disagreement with respect to the calculation of the Contingent Consideration due. If such notice of disagreement is not received by Purchaser within sixty (60) days after the receipt by the Shareholders' Representative of a Contingent Consideration Statement (or if the Shareholders' Representative sooner provides written notice to Purchaser that the Shareholders' Representative has no objection to such calculations), then the Contingent Consideration Statement sent by Purchaser will be final and conclusive for all purposes.

              (C)  Disputes Regarding Contingent Consideration Statements.

                  (i)  If the Shareholders' Representative timely delivers a notice of disagreement (the "Disagreement Notice") to the Purchaser as described in the preceding paragraph (B), then

                  (A)  within ten (10) days after the receipt by Purchaser of the Disagreement Notice, the Purchaser shall wire (pursuant to wire instructions of the Shareholders' Representative provided at least three (3) days in advance), readily available funds equal to the amount of the Contingent Consideration reflected on the Contingent Consideration Statement (the "Undisputed Contingent Consideration"); and

                  (B)  beginning on the date of the receipt by the Purchaser of the Disagreement Notice, the Shareholders' Representative and Purchaser shall commence a 30-day period of good faith negotiations to resolve their disagreement as to the amount of Contingent Consideration that the Shareholders' Representative claims is due in excess of the Undisputed Contingent Consideration (such excess, the "Disputed Contingent Consideration").

                (ii)  If the Shareholders' Representative and Purchaser are not able to resolve their differences regarding the Disputed Contingent Consideration within the 30-day period described in the preceding paragraph (i), then the Purchaser and the Shareholders' Representative shall immediately submit the dispute for mediation as contemplated by Section 9.8 and shall proceed in good faith to resolve, within 90 days of Purchaser's receipt of the Disagreement Notice, their disagreement as to the amount of the Disputed Contingent Consideration.

                (iii)  If the Shareholders' Representative and Purchaser are not able to resolve their differences regarding the Disputed Contingent Consideration within the 90-day period described in the preceding paragraph (ii), then the Purchaser, within ten (10) days after Purchaser's receipt of a further written notice from the Shareholders' Representative, shall deposit the full amount of the Disputed Contingent

        Consideration with an escrow agent on escrow terms reasonably and mutually agreeable to the Shareholders' Representative and Purchaser, and such dispute shall be resolved as promptly as reasonably possible in accordance with the dispute resolutions set forth in section 9.8 of this Agreement.

                (iv)  If the Purchaser fails to (A) timely wire the Undisputed Contingent Consideration, (B) timely deposit the Disputed Contingent Consideration with an escrow agent if the dispute is submitted to arbitration as described in the preceding paragraph (iii), or (C) pay the Disputed Contingent Consideration within ten (10) days after receipt of a further written demand from the Shareholders' Representative following the final decision of arbitrators in favor of the Shareholders' Representative, then the covenants of the Seller and the Shareholders set forth in Section 4.12 of this Agreement shall immediately terminate and be of no further force or effect. If Purchaser Indemnified Parties are entitled to indemnification pursuant to Article 8 and elect, to the extent permitted by Section 8.6 of this Agreement, to offset the amount due pursuant to such claim against Contingent Consideration otherwise payable, then such offset, and consequent non-payment of Contingent Consideration, shall not trigger the termination provisions of this paragraph.

              (D)  Payment of Contingent Consideration by Purchaser. Within ten (10) days after the earliest of: (i) the receipt by Purchaser of written notice from the Shareholders' Representative that the Shareholders' Representative has no objection to the calculations, as set forth in a Contingent Consideration Statement; (ii) the expiration of the sixty-day period for giving notice of disagreement with such calculation, if no such notice is timely received by Purchaser; or (iii) the resolution of any dispute pursuant to Section 1.3(a)(ii)(2)(C) above (including Purchaser's receipt of a further written demand by the Shareholders' Representative), Purchaser shall wire (pursuant to wire instructions of the Shareholders' Representative provided at least three (3) days in advance), readily available funds equal to the Contingent Consideration due, if any, for the applicable fiscal year (the tenth day after the earliest of (i), (ii) or (iii) is referred to as the "Payment Date"). If the Payment Date, or any other date on which any payment is due by any party under this Agreement, is not a business day, then the Contingent Consideration due will be due without interest on the first business day following the Payment Date.

              (E)  Reasonable Audit Rights of Shareholders' Representative. Purchaser shall keep and maintain records of the information directly related to the Contingent Consideration (the "Contingent Consideration Documentation"). The Contingent Consideration Documentation shall be open to inspection at reasonable times (but no more than twice in any fiscal year during the Period) by the Shareholders' Representative and a certified public accountant chosen by the Shareholders' Representative and acceptable to Purchaser, which approval Purchaser will not unreasonably withhold. Such inspection shall be made at the Shareholders' Representative's expense (but may be charged back to the Shareholders pursuant to any agreement between the Shareholders' Representative and the Shareholders). The Shareholders' Representative agrees to hold the Contingent Consideration Documentation confidential; provided, however, that the Shareholders' Representative may permit the Shareholders, the Seller and their respective counsel, accountants and other advisors to review, use and copy the Contingent Consideration Documentation, subject to the foregoing confidentiality obligation. The Contingent Consideration Documentation shall be maintained by the Purchaser and available for inspection in accordance with this Agreement for a period of one (1) year following the end of the Period.

            (3)  Fiscal 2001. In preparing the Contingent Consideration Statement with respect to Fiscal 2001 pursuant to the procedures set forth in subsection 2 above, the following shall apply.

              (A)  Revenue Growth and OIM Surplus. If (X) Revenue in Fiscal 2001 exceeds Revenue in Fiscal 2000 and (Y) Operating Income Margin in Fiscal 2001 exceeds 12.5%, then

                  (i)  A dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2001 minus Revenue in Fiscal 2000 by (Y) Revenue in Fiscal 2000. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2001 by (Y) Revenue in Fiscal 2001. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 12.5 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. The result of STEP 7 shall be the Contingent Consideration due with respect to Fiscal 2001.

                (ii)  The term "Revenue Base" in subsection (4) below shall mean the Revenue in Fiscal 2001.

              (B)  Revenue Growth and OIM Shortfall. If (X) Revenue in Fiscal 2001 exceeds Revenue in Fiscal 2000 and (Y) Operating Income Margin in Fiscal 2001 is less than 12.5%, then

                  (i)  A dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2001 minus Revenue in Fiscal 2000 by (Y) Revenue in Fiscal 2000. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2001 by (Y) Revenue in Fiscal 2001. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 12.5 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. If the result of Step 7 is greater than zero ($0), then such amount shall be the Contingent Consideration due with respect to Fiscal 2001; if the result of Step 7 is less than zero ($0), then no Contingent Consideration shall be due for Fiscal 2001.

                (ii)  The term "Revenue Base" in subsection (4) below shall mean the Revenue in Fiscal 2001.

              (C)  Revenue Shortfall and OIM Surplus. If (X) Revenue in Fiscal 2001 is less than Revenue in Fiscal 2000 and (Y) Operating Income Margin in Fiscal 2001 exceeds 12.5%, then

                  (i)  A dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2001 minus Revenue in Fiscal 2000 by (Y) Revenue in Fiscal 2001. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2001 by (Y) Revenue in Fiscal 2001. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 12.5 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. If the result of Step 7 is greater than zero ($0), then such amount shall be the Contingent Consideration due with respect to Fiscal 2001; if the result of Step 7 is less than zero ($0), then no Contingent Consideration shall be due for Fiscal 2001.

                (ii)  (X) If the result of Step 7 is greater than zero ($0), then the term "Revenue Base" in subsection (4) below shall mean Revenue in Fiscal 2001; and (Y) if the result of Step 7 is less than zero ($0), then the term "Revenue Base" in subsection (4) below shall mean the result arrived at pursuant to the following additional steps. STEP Q: divide the result from Step 6 by $67,000. STEP R: divide the result from Step Q by 100. STEP S: add 1.00 to the result from Step R. STEP T: divide Revenue in Fiscal 2000 by the result from Step S.

              (D)  Revenue Shortfall and OIM Shortfall. If (X) Revenue in Fiscal 2001 is less than Revenue in Fiscal 2000 and (Y) Operating Income Margin in Fiscal 2001 is less than 12.5%, then

                  (i)  No Contingent Consideration shall be due for Fiscal 2001.

                (ii)  The term "Revenue Base" in subsection (4) below shall mean Revenue in Fiscal 2000.

            (4)  Fiscal 2002. In preparing the Contingent Consideration Statement with respect to Fiscal 2002 pursuant to the procedures set forth in subsection 2 above, the following shall apply.

              (A)  Revenue Growth and OIM Surplus. If (X) Revenue in Fiscal 2002 exceeds Revenue Base and (Y) Operating Income Margin in Fiscal 2002 exceeds 15.0%, then

                  (i)  A dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2002 minus Revenue Base by (Y) Revenue Base. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2002 by (Y) Revenue in Fiscal 2002. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 15.0 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. The result of STEP 7 shall be the Contingent Consideration due with respect to Fiscal 2002.

                (ii)  The term "Revenue Base" in subsection (5) below shall mean the Revenue in Fiscal 2002.

              (B)  Revenue Growth and OIM Shortfall. If (X) Revenue in Fiscal 2002 exceeds Revenue Base and (Y) Operating Income Margin in Fiscal 2002 is less than 15.0%, then

                  (i)  A dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2002 minus Revenue Base by (Y) Revenue Base. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2002 by (Y) Revenue in Fiscal 2002. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 15.0 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. If the result of Step 7 is greater than zero ($0), then such amount shall be the Contingent Consideration due with respect to Fiscal 2002; if the result of Step 7 is less than zero ($0), then no Contingent Consideration shall be due for Fiscal 2002.

                (ii)  The term "Revenue Base" in subsection (5) below shall mean the Revenue in Fiscal 2002.

              (C)  Revenue Shortfall and OIM Surplus. If (X) Revenue in Fiscal 2002 is less than Revenue Base and (Y) Operating Income Margin in Fiscal 2002 exceeds 15.0%, then

                  (i)  A dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2002 minus Revenue Base by (Y) Revenue in Fiscal 2002. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2002 by (Y) Revenue in Fiscal 2002. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 15.0 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. If the result of Step 7 is greater than zero ($0), then such amount shall be the Contingent Consideration due with respect to Fiscal 2002; if the result of Step 7 is less than zero ($0), then no Contingent Consideration shall be due for Fiscal 2002.

                (ii)  (X) If the result of Step 7 is greater than zero ($0), then the term "Revenue Base" in subsection (5) below shall mean Revenue in Fiscal 2002; and (Y) if the result of Step 7 is less than zero ($0), then the term "Revenue Base" in subsection (5) below shall mean the result arrived at pursuant to the following additional steps. STEP Q: divide the result from Step 6 by $67,000. STEP R: divide the result from Step Q by 100. STEP S: add 1.00 to the result from Step R. STEP T: divide Revenue Base by the result from Step S.

              (D)  Revenue Shortfall and OIM Shortfall. If (X) Revenue in Fiscal 2002 is less than Revenue Base and (Y) Operating Income Margin in Fiscal 2002 is less than 15.0%, then

                  (i)  No Contingent Consideration shall be due for Fiscal 2002.

                (ii)  The term "Revenue Base" in subsection (5) below shall not change and shall have the same meaning as in this subsection (4).

            (5)  Fiscal 2003. In preparing the Contingent Consideration Statement with respect to Fiscal 2003 pursuant to the procedures set forth in subsection 2 above, the following shall apply.

              (A)  Revenue Growth and OIM Surplus. If (i) Revenue in Fiscal 2003 exceeds Revenue Base and (ii) Operating Income Margin in Fiscal 2003 exceeds 17.5%, then a dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2003 minus Revenue Base by (Y) Revenue Base. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2003 by (Y) Revenue in Fiscal 2003. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 17.5 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. The result of STEP 7 shall be the Contingent Consideration due with respect to Fiscal 2003.

              (B)  Revenue Growth and OIM Shortfall. If (i) Revenue in Fiscal 2003 exceeds Revenue Base and (ii) Operating Income Margin in Fiscal 2003 is less than 17.5%, then a dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2003 minus Revenue Base by (Y) Revenue Base. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2003 by (Y) Revenue in Fiscal 2003. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 17.5 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. If the result of Step 7 is greater than zero ($0), then such amount shall be the Contingent Consideration due with respect to Fiscal 2003; if the result of Step 7 is less than zero ($0), then no Contingent Consideration shall be due for Fiscal 2003.

              (C)  Revenue Shortfall and OIM Surplus. If (i) Revenue in Fiscal 2003 is less than Revenue Base and (ii) Operating Income Margin in Fiscal 2003 exceeds 17.5%, then a dollar amount shall be arrived at pursuant to the following steps. STEP 1: divide (X) the difference between Revenue in Fiscal 2003 minus Revenue Base by (Y) Revenue in Fiscal 2003. STEP 2: multiply the result from Step 1 by 100. STEP 3: Multiply the result from Step 2 by $67,000. STEP 4: divide (X) Operating Income in Fiscal 2003 by (Y) Revenue in Fiscal 2003. STEP 5A: multiply the result from Step 4 by 100. STEP 5B: subtract 17.5 from the result from Step 5A. STEP 6: multiply the result from Step 5 by $200,000. STEP 7: combine the result from Step 3 and the result from Step 6. If the result of Step 7 is greater than zero ($0), then such amount shall be the Contingent Consideration due with respect to Fiscal 2003; if the result of Step 7 is less than zero ($0), then no Contingent Consideration shall be due for Fiscal 2003.

              (D)  Revenue Shortfall and OIM Shortfall. If (i) Revenue in Fiscal 2003 is less than Revenue Base and (ii) Operating Income Margin in Fiscal 2003 is less than 17.5%, then no Contingent Consideration shall be due for Fiscal 2003.

            (6)  Fiscal and Period Ceilings. In preparing the Contingent Consideration Statements pursuant to the procedures set forth in subsection 2 above, and notwithstanding any provision of this Agreement, the parties acknowledge and agree as follows.

              (A)  In no case shall the Purchaser be required to pay Contingent Consideration of more than six million dollars ($6,000,000) with respect to any one fiscal year during the Period.

              (B)  The total Contingent Consideration payable pursuant to this Agreement shall not exceed twelve million dollars ($12,000,000).

            (7)  Certain Capital Expenditures and Other Matters. The parties further acknowledge and agree as follows.

              (A)  Certain post-Closing capital expenditures of the Purchaser, including capital expenditures and other operating costs, may be advantageous to development of the Business subsequent to the Closing Date. Accordingly, upon the mutual written agreement of the Shareholders' Representative and the Parent, certain post-Closing expenditures shall be excluded from the relevant calculations in preparing the Contingent Consideration Statements. However, absent fraud, Parent's refusal to agree to such exclusions shall be unfettered and not subject to challenge pursuant to the dispute resolution provisions of this Agreement or otherwise.

              (B)  Notwithstanding Section 7(A), the parties agree that interest charged on advances or other indebtedness owed by Purchaser to Parent, whether pursuant to the Management Agreement or otherwise, shall be excluded entirely from the relevant calculations in preparing the Contingent Consideration Statements.

              (C)  Notwithstanding Section 1.3(a)(ii)(B) above, the parties agree that, for purposes of determining the amount of Contingent Consideration payable to the Seller, the amount of any rental income received by or for the benefit of the Purchaser during the Period shall be credited against, and shall reduce the amount of, lease expense attributed to the Purchaser (it being the intention of the parties that the receipt by or for the benefit of Purchaser of any rental income shall have the effect of increasing the amount of

      Operating Income for the fiscal year in which the rental income is received, insofar as such rental income is not already reflected in the Operating Income as reflected in the audited financial statements for such fiscal year.)

          (iii)  the assumption by the Purchaser of the Assumed Liabilities as of the Closing Date pursuant to the Liabilities Undertaking referred to in Section 1.2 hereof;

          (iv)  minus the amount, if any, by which the difference between (A) total assets (as determined in accordance with GAAP) of the Business as of the Closing Date minus (B) total liabilities (as determined in accordance with GAAP) of the Business as of the Closing Date is less than two hundred forty-two thousand dollars ($242,000) (the "Net Assets Adjustment"). In addition, up to $100,000 of reasonable business expenses incurred by the Seller in the ordinary course after June 30, 2001 shall be excluded from the total liabilities component of the preceding calculation in this paragraph (iv).

For the purposes of determining the amount of the Purchase Price to be paid at the Closing, the amount of the Net Assets Adjustment (the "Purchase Price Adjustment") will be based on the amounts shown on the Latest Balance Sheet, unless a more recent balance sheet is available, in which case the more recent balance sheet will be used to determine such amounts. The Purchase Price Adjustment so determined will be referred to herein as the "Initial Purchase Price Adjustment." After the Closing, final Purchase Price Adjustment will be determined in accordance with Section 1.3(c) below.

        (b)  At the Closing, the Purchaser will:

            (i)  pay Seller, by wire transfer, immediately available funds equal to 95% of the Initial Cash Consideration to a bank account of Seller pursuant to written instructions of Seller given to the Purchaser at least 48 hours prior to the Closing; provided, however, that the parties acknowledge Purchaser's tender to Seller, prior to or concurrent with the execution of this Agreement, of an aggregate of $25,000 at the signing of the letter of intent relating to this Agreement (the "Earnest Deposit"), and such Earnest Deposit will be applied toward the amount due at Closing under this paragraph;

          (ii)  Deposit, on behalf of Seller, an amount equal to 5% of the Initial Cash Consideration (the "Escrow Deposit") with U.S. Bank, N.A. or another escrow agent mutually acceptable to Seller and the Purchaser (the "Escrow Agent") under the escrow agreement (the "Escrow Agreement"), a copy of which is attached as Exhibit 1.3(b)(ii) hereto, which Escrow Deposit will be retained and disbursed by the Escrow Agent under the terms of the Escrow Agreement; and

          (iii)  execute and deliver to Seller, the Liabilities Undertaking.

        (c)  After the Closing Date, the Purchase Price Adjustment will be determined as follows:

            (i)  Seller will prepare and deliver to the Purchaser within 30 days following the Closing Date (or as soon thereafter as practicable) a balance sheet for the Business as of the opening of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be used to determine the Purchase Price Adjustment for purposes of determining the Purchase Price for the Assets (the "Final Basic Purchase Price").

          (ii)  The Closing Balance Sheet will be prepared in accordance with GAAP, applied consistently with the principles, practices and procedures used in the preparation of the Latest Balance Sheet. Seller and the Purchaser will provide each other with full cooperation in connection with the preparation of the Closing Balance Sheet, and each will have the right to review the supporting work papers in connection with the preparation of the Closing Balance Sheet.

          (iii)  Within 30 days after the parties' receipt of the Closing Balance Sheet, the Purchaser will notify Seller as to whether it disagrees with any of the amounts included in the Closing Balance

  Sheet. If such notice is not given, the Closing Balance Sheet will be final and conclusive for all purposes. If the parties are unable to resolve their differences within 60 days of their receipt of the Closing Balance Sheet, the Purchaser and Seller agree to retain the accounting firm of PricewaterhouseCoopers to arbitrate the dispute and render a decision within 30 days of such retention, which decision will be final and binding for all purposes. Any award pursuant to this Section 1.3(c)(iii) may be entered in and enforced by any court having jurisdiction over the matter, as described in Section 9.8(a). The Purchaser, on the one hand, and Seller, on the other hand, will each pay one-half of the actual and reasonable costs of services rendered by said accounting firm.

          (iv)  Within five days after the expiration of the 30-day period for giving notice of disagreement with the accountants' finding, if no such notice is given, or within five days after the resolution of disputes, if any, pursuant to Section 1.3(c)(iii) above, the Purchase Price Adjustment will be determined using the Closing Balance Sheet and the formulas set forth in Section 1.3(a)(iv)—(vi) (the "Final Purchase Price Adjustment") and the Purchase Price will be determined using the Final Purchase Price Adjustment. The Purchaser or Seller, as appropriate, will by wire transfer in immediately available funds make payment to the other of any appropriate amounts, such that after such payments, and taking into account amounts previously received by Seller pursuant to Section 1.3(b) hereof, the Purchaser will have paid Seller the Purchase Price (other than the Contingent Consideration, if any is earned).

        1.4.    Allocation of Purchase Price.

        The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties recognize that due to the potential adjustment to the Purchase Price referenced in Section 1.3(c) of this Agreement, the allocations set forth in Exhibit 1.4 hereto are an estimate. Accordingly, in making the final, actual allocation, the estimated allocations set forth in Exhibit 1.4 attached hereto will be binding and apply; provided, however, that during the 90-day period following Closing, and in connection with finalization of the Purchase Price pursuant to Section 1.3(c) of this Agreement, the Purchaser and Seller will negotiate in good faith to refine Exhibit 1.4 to reflect the actual values of the Assets and the resulting modified and final allocation of the Purchase Price among the various Assets. Such final determination (or the estimate in Exhibit 1.4 if the parties cannot in good faith agree to any modification) will be binding on the Purchaser only for the purposes of U.S. federal, state and local taxation. The Purchaser and Seller will file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such final allocation (or the estimate in Exhibit 1.4 if the parties cannot in good faith agree to any modification) and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

        1.5.    Closing.

        Concurrently with execution of this Agreement, a closing (the "Closing") will be held at such time and place as the parties may agree upon (the "Closing Date"). At the Closing, the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

        1.6.    Instruments of Transfer to Purchaser.

        (a)  At the Closing, Seller will deliver to the Purchaser such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as will be required to vest in the Purchaser title to the Assets, including without limitation:

            (i)  bills of sale executed by Seller vesting in the Purchaser good and marketable title to all of the personal property of Seller included in the Assets, substantially in the form attached as Exhibit 1.6(a)(i) hereof;

          (ii)  appropriate endorsements and assignments of the contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets;

          (iii)  all written and electronic data relating to the Assets, property and goodwill included in the Business; and

          (iv)  to the extent owned or used by Seller all copies of the source code and object code and all documentation relating thereto for all computer software programs included in the Assets.

        (b)  Seller will take all other actions necessary to put the Purchaser in actual possession and operating control of the Assets.

        (c)  At the Closing, Purchaser and Parent will deliver to Seller such assumption agreements and similar documents, in form and substance reasonably satisfactory to Seller, as will be required to effect Purchaser's assumption of all of the Assumed Contracts and other Assumed Liabilities on and as of the Closing Date and to fulfill the other obligations of Purchaser and Parent contemplated by this Agreement, including, but not limited to:

            (i)  the Liabilities Undertaking; and

          (ii)  a Security Agreement, substantially in the form of Exhibit 1.6(c)(ii).

        2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS    Seller and the Shareholders, jointly and severally, hereby represent and warrant to the Purchaser and Parent as of the date hereof as follows (provided, however, that the representations and warranties made by and with respect to any individual Shareholder in Sections 2.3, 2.4, 2.5, 2.8, 2.13, 2.24 or 2.26 are made solely by such Shareholder):

        2.1.    Disclosure Schedule.

        The disclosure schedule attached as Exhibit 2 hereto (the "Disclosure Schedule") is divided into sections which correspond to the sections of this Article 2. The Disclosure Schedule is accurate and complete. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

        2.2.    Corporate Organization.

        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah with requisite corporate power and corporate authority to carry on the Business as it is now being conducted by Seller and to own, operate and lease its properties and assets used in the conduct of the Business. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it in the conduct of the Business or the conduct of the Business, itself, requires such qualification or licensing, except those jurisdictions in which the failure to be qualified or licensed would not have a Material Adverse Effect on the Business. The Disclosure Schedule contains a list of all jurisdictions in which Seller is qualified or licensed to do business as a result of the Business.

        2.3.    Authorization.

        Seller has full corporate power and corporate authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the board of directors of Seller and the Shareholders, and no other corporate proceedings on the part of Seller are necessary therefor. Seller has taken all action required by law, its articles of incorporation and its bylaws, and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Seller and the Shareholders and is the valid and binding legal obligation of Seller and the Shareholders, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principles of equity. The Shareholders, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required to be executed and delivered by any of them in connection with the Closing.

        2.4.    Non-Contravention.

        Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Seller; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of material fees or penalties under any of the following if (A) listed or required to be listed in the Disclosure Schedule or (B) otherwise material to the Business: any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Seller or the Shareholders is a party or by which Seller or the Shareholders, or any of their properties or assets is or may be bound; (iii) result in the creation or imposition of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind of nature (whether or not of record) (a "Lien"), other than (A) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (B) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Business as currently conducted; and (C) liens for current taxes not yet due and payable ("Permitted Liens"), upon the Assets, under any Assumed Contract or any debt, obligation, contract, agreement or commitment to which Seller is a party or by which Seller or any of the Assets is or may be bound; or (iv) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "Law" and collectively as "Laws") of any foreign, federal, state or local governmental or quasi- governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "Authority" and collectively as "Authorities").

        2.5.    Consents and Approvals.

        Except as set forth in the Disclosure Schedule, with respect to Seller and the Shareholders, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing (referred to herein individually as a "Consent" and collectively as "Consents") with any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Seller or the Shareholders, or the consummation by Seller or the Shareholders of the transactions contemplated herein.

        2.6.    Financial Statements.

        The Disclosure Schedule contains true and complete copies of an audited balance sheet of the Business as of February 28, 2001 and the related statements of earnings, changes in stockholders' equity, and cash flows, for the fiscal year then ended, and the unaudited balance sheet of the Business as of June 30, 2001, and its related statements of operations (or income or loss) for the Business for the fiscal year to date period and month then ended. Except as disclosed therein, the foregoing financial statements (i) are in accordance with the books and records of Seller; and (ii) fairly present, in all material respects, the financial position of the Business as of the respective dates thereof, and its results of operations (or income or loss) for the periods then ended.

        2.7.    Absence of Undisclosed Liabilities.

        Except as and to the extent (i) reflected on or reserved for in the Latest Balance Sheet, (ii) set forth on the Disclosure Schedule or (iii) incurred in the ordinary course of business after the date of the Latest Balance Sheet and not material in amount (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), either individually or in the aggregate, neither Seller nor any Shareholder has any debt, liability or obligation of any kind whatsoever relating to the Business, whether known or unknown, secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, absolute, contingent, unasserted or otherwise, and whether due or to become due (referred to herein as a "Liability" and collectively as "Liabilities").

        2.8.    Absence of Certain Changes.

        Except as set forth in the Disclosure Schedule, since the date of the Latest Balance Sheet, Seller has owned or operated the Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the foregoing exceptions neither Seller nor any Shareholder has, since the date of the Latest Balance Sheet:

        (a)  experienced any change which has had a Material Adverse Effect on the Business or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Business;

        (b)  suffered, in connection with or related to the Business, any material loss, damage, destruction of property used in the conduct of the Business or other casualty to property used in the conduct of the Business (whether or not covered by insurance);

        (c)  suffered any loss of officers, directors, partners, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on the Business;

        (d)  (i) increased in any manner the compensation of any of the officers, employees, consultants and others who provide services to the Business; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such officer, employee, consultant or other person, whether past or present of the Business; (iii) except in connection with any written arrangement approved by the Purchaser, committed the Business to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person providing services to the Business; (iv) terminated, entered into, adopted, instituted or otherwise become subject to or amend any collective bargaining agreement; or (v) amended any of such plans or any of such agreements in existence on the date of this Agreement;

        (e)  incurred, assumed, suffered or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, have or would have a Material Adverse Effect on the financial conditions of the Business or the condition of the Assets;

        (f)    paid, discharged or satisfied any Liabilities of the Business other than the payment, discharge or satisfaction in the ordinary course of the Business and consistent with past practice;

        (g)  sold, transferred, or otherwise disposed of any material Assets, other than inventory in the ordinary course of the Business and consistent with past practice;

        (h)  permitted or allowed any of the Assets to be subjected to any Lien, except for Permitted Liens;

        (i)    written down the value of any Inventory (including write-downs by reason of shrinkage or mark-down), except for immaterial write-downs in the ordinary course of the Business and consistent with past practice;

        (j)    canceled or amended any debts, waived any claims or rights or sold, transferred or disposed of any of the Assets, other than Inventory in the ordinary course of the Business;

        (k)  licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any rights to the use of any of the Intellectual Property Rights (except as necessary in the conduct of the Business);

        (l)    made or entered into any commitment for capital expenditures for additions to property, plant, equipment or intangible capital assets of the Business in excess of $25,000;

        (m)  paid, lent or advanced any amount to, or sold, transferred, disposed of or leased any of the properties or assets (real, personal or mixed, tangible or intangible) used in connection with the Business to, or entered into any agreement or arrangement with, any officer, director, employee or any other person providing services to the Business;

        (n)  terminated, entered into or amended in any material respect any contract, agreement, lease, license or commitment identified in the Disclosure Schedule, or taken any action or omitted to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of the Business and consistent with past practice;

        (o)  acquired for the Business any material business or assets of any other person or entity;

        (p)  permitted any of current insurance (or reinsurance) policies relating to the Business to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect;

        (q)  suffered any adverse change in the Business' relationship with any customer, including the loss of any such customer;

        (r)  entered into other agreements, commitments or contracts not in the ordinary course of the Business or in excess of current requirements;

        (s)  modified, amended or terminated any Assumed Contract, or waived, released relinquished or assigned any Assumed Contract or other right or claim;

        (t)    settled or compromised any material suit, claim or dispute or threatened material suit, claim or dispute;

        (u)  made any change in the accounting methods, principles or practices used in connection with the Business except as required or permitted by GAAP, including revenue recognition methodologies; or

        (v)  agreed in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

        2.9.    Assets.

        (a)  Except as set forth in the Disclosure Schedule, Seller has good and marketable title to all of the Assets owned by Seller and a valid leasehold interest in all of the Assets leased by Seller, in each case free and clear of any Lien, other than Permitted Liens.

        (b)  Seller has full right and power to, and at the Closing will, convey to the Purchaser good title to (or the valid right to use) all of the Assets, free and clear of any Lien, other than Permitted Liens.

        (c)  The machinery, equipment, vehicles and other personal property used by Seller in the Business are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof. Such machinery, vehicles and other personal property has been maintained in accordance with Seller's standard maintenance procedures and no material maintenance, replacement or repair has been deferred or neglected.

        (d)  Except as set forth in the Disclosure Schedule, all real properties included in the Latest Balance Sheet or acquired after the date thereof by Seller, and all real properties leased by Seller (collectively, the "Real Property"), are free from any structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use, and free from other material defects, normal wear and tear accepted. Except as set forth on the Disclosure Schedule, each such Real Property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. Except as set forth on the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the Real Property are available for use or access at such Real Property and there is no legal or physical impairment to free ingress or egress from any of such facilities or Real Property. With respect to the leased Real Property, the Disclosure Schedule includes termination/renewal provisions of such leasehold interest, and the amount of rent and/or royalty to be paid under the terms of such leases. All such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and other laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies. There does not exist any violation, breach or default, of or under such leasehold interest. Except as set forth in the Disclosure Schedule, no such leasehold interest contains any provision that would be triggered or cause a breach or a right to terminate such leasehold interests upon a change in control (or change in ownership) of the lessee. Except as set forth in the Disclosure Schedule, the lease by and between the Seller and 613S, LLC for the real property located at 643 South 400 West, Salt Lake City, Utah is freely assignable by the Seller to the Purchaser without the consent of the landlord or any other person. Upon such assignment to, and assumption by, the Purchaser, the Purchaser will be entitled to all of the benefits of such lease and the terms of such lease will be binding upon the landlord.

        (e)  The Assets constitute all of the material property and assets, real, personal and mixed, tangible and intangible, presently used to carry on the Business of Seller, and the Assets are adequate to carry on the Business of Seller as presently conducted.

        (f)    Neither Seller nor any Shareholder is a foreign person or is controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

        2.10.    Inventories.

        Except as set forth in the Disclosure Schedule, all inventory used in the Business (the "Inventory") are of a quality and quantity usable in the ordinary course of the Business, and the present quantities of Inventory used in the Business are reasonable.

        2.11.    Receivables and Payables

        (a)  The Disclosure Schedule contains a listing of all of the receivables, if any, of Seller relating to the Business as of July 31, 2001. Except as set forth on the Disclosure Schedule, (i) Seller has good right, title and interest in and to all of its trade accounts receivable and notes receivable relating to the Business; (ii) none of such trade accounts receivable and notes receivable is subject to any Lien, other than Permitted Liens; (iii) all of the trade accounts receivable and notes receivable owing to Seller constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof; (iv) no account or note debtor is delinquent in payment by more than 30 days; (v) the aging schedule of the trade accounts receivable and notes receivable accounts of Seller attached to the Disclosure Schedule is complete and accurate; and (vi) the reserve established by Seller on the Latest Balance Sheet is adequate to cover any doubtful accounts.

        (b)  The Disclosure Schedule contains a listing of all trade accounts payable and notes payable of Seller relating to the Business as of the date first set forth above in this Agreement. All such trade accounts payable and notes payable arose from bona fide transactions in the ordinary course of the Business and, except as set forth on the Disclosure Schedule, no such account payable or note payable is delinquent by more than 30 days in its payment.

        2.12.    Intellectual Property Rights.

        (a)  The Disclosure Schedule contains a listing of all (i) patents, patent applications (collectively the "Patents"), (ii) copyrights, copyright applications (the "Copyrights"), (iii) tradenames, registered and common law trademarks, trademark applications (the "Trademarks"), (iv) service marks, service mark applications (the "Service Marks"), and (v) computer programs and other computer software, trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "Trade Secrets") necessary or used in connection with the Assets and for the conduct of the Business (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "Intellectual Property Rights"). All issued Patents and registered Copyrights, Trademarks and Service Marks are collectively referred to as the "Registered Intellectual Property Rights." The Intellectual Property Rights are sufficient to conduct the Business as presently conducted and as proposed to be conducted.

        (b)  Except as set forth in the Disclosure Schedule, Seller owns, has the unrestricted right to use and has sole and exclusive possession of and has good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens.

        (c)  All Registered Intellectual Property Rights owned by Seller are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and, except as set forth on the Disclosure Schedule, are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. All Patents issued to Seller are valid and enforceable and no Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, nor, to the Knowledge of Seller is any such action threatened with respect to any of the Patents. To the Knowledge of Seller, no application for a potentially infringing patent has been filed and no potentially infringing patent has been issued. To the Knowledge of Seller, no Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. The Trademarks owned by Seller are valid and enforceable and no person holds any infringing or potentially infringing trademark and, to the Knowledge of Seller, no application for any infringing or potentially infringing trademark has been made.

        (d)  Copies of all material documentation relating to the Trade Secrets have been furnished to the Purchaser. Such documentation is current, accurate, complete in all material respects. To the Knowledge of Seller, no Trade Secrets owned by Seller are part of the public domain or literature or have been used, divulged or appropriated for the benefit of any person or entity other than Seller or to the detriment of Seller. Seller has taken reasonable measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets owned by Seller.

        (e)  Except as set forth on Section 2.12(C) of the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the Business as presently conducted and as proposed to be conducted does not and will not infringe or violate any trade secrets, plans and specifications, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "Third Party Intellectual Property Rights"). Neither Seller nor any Shareholder nor any of their respective employees, contractors, consultants or agents is using any confidential information or trade secrets of others in the conduct of the Business.

        (f)    All agreements relating to licenses of Intellectual Property Rights granted by or to Seller or any of their respective subsidiaries, officers, directors and stockholders and relating to the Business are set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, all such licenses set forth on the Disclosure Schedule are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by Seller or by any other party thereto. There are no outstanding and, to the Knowledge of Seller, no threatened disputes or disagreements with respect to any such agreement.

        (g)  Except as set forth on the Disclosure Schedule, neither Seller nor any Shareholder is obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

        (h)  Except as set forth on the Disclosure Schedule, all employees, contractors and consultants of Seller involved in the technical or scientific aspects of the Business have executed written agreements with Seller which assign to Seller, as the case may be, all rights to any inventions, improvements, discoveries or information which relate to the Business. No employee, contractor or consultant of Seller has entered into any agreement which restricts or limits in any way the scope or type of work in which such employee, contractor or consultant may be engaged or requires such employee, contractor or consultant to transfer, assign or disclose information concerning such employee's, contractor's or consultant's work to anyone other than Seller.

        (i)    Except as set forth in the Disclosure Schedule, the software, hardware, and firmware used by Seller in the Business are Year 2000 Compliant and are sufficient for operation of the Business. The term "Year 2000 Compliant" as used in the preceding sentence, means that no operational, financial, data transmission, communication or process has been or will be materially affected or materially interrupted by dates prior to, during or after the Year 2000, and in particular, without prejudice to the generality of the foregoing that:

            (i)  no value for current date has caused or will cause any interruption in operation;

          (ii)  all manipulation of time related data has been produced and will continue to produce the required results for all valid date values prior to, during and after the Year 2000;

          (iii)  if the date elements in interfaces and data storage specify the century, they have permitted and will continue to permit specifying the correct century either explicitly or by unambiguous algorithms or inferencing rules; and where any date element is represented without a century, the correct century has been unambiguous and will continue to be unambiguous for all manipulations involving that element; and

          (iv)  Year 2000 has been and will continue to be recognized as a leap year.

        2.13.    Litigation.

        Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, or, to the Knowledge of Seller, noticed, scheduled, threatened or contemplated (a) by or against or involving Seller, any Shareholder, the Assets or Seller's officers, directors, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority relating to the Business, or (b) which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

        2.14.    Tax Matters.

        (a)  Seller has properly completed and duly filed on a timely basis (or a valid extension has been obtained and the extension period has not expired) and in form and substance that is, in all material respects, correct, all Tax Returns required to be filed on or prior to the date hereof with respect to Taxes of Seller (or relating to the Business). As of the time of filing, the foregoing Tax Returns correctly reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status or other matters of Seller or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by Seller for any period. Any Tax Returns filed by or on behalf of Seller or any Shareholder after the date hereof, but including periods through the Closing Date, will conform with the provisions of this Section 2.14.

        (b)  With respect to all amounts of Taxes imposed upon Seller, or for which Seller is or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before or including the Closing Date, all applicable Tax Laws and agreements have been or will be complied with, and all such amounts of Taxes required to be paid by Seller to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens affecting any of the Assets arising out of, connected with, or related to Taxes other than Liens arising under Law for Taxes not yet due and payable. Seller has withheld and remitted all amounts required to be withheld and remitted by them in respect of Taxes.

        (c)  Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Seller nor any state, local or foreign Tax Return of Seller has been examined by the Internal Revenue Service or any similar state, local or foreign Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state, local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of Seller resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to Seller of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

        (d)  For purposes of computing Taxes and the filing of Tax Returns, neither Seller nor any Shareholder has failed to treat as "employees" any individual providing services to the Business who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

        2.15.    Benefit Plans.

        (a)  Section 2.15 of the Disclosure Schedule lists each pension, welfare, incentive, deferred compensation, equity-based compensation, perquisite, paid time off, severance or other benefit plan, policy or practice covering current or former employees of the Business or their spouses, dependents, family members, domestic partners or beneficiaries (a "Benefit Plan"). With respect to each Benefit Plan, Seller has made available to Purchaser the current Plan document or a complete and accurate description of the Plan.

        (b)  Seller does not and could not have any liability arising directly or indirectly under Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 302 or Title IV of ERISA.

        (c)  Seller does not and could not have any liability arising directly or indirectly to or with respect to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        (d)  Seller does not and could not have any liability arising directly or indirectly in connection with any failure of Seller or any affiliate of Seller to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

        (e)  Nothing has occurred or failed to occur with respect to any Benefit Plan which could result in any liability to Purchaser or any affiliate of Purchaser other than a liability expressly assumed pursuant to this Agreement.

        (f)    Except as set forth in Section 2.15(f) of the Disclosure Schedule, there are no facts or circumstances which could, directly or indirectly, subject Parent, the Purchaser or any of their respective affiliates to any liability of any nature with respect to any pension, welfare, incentive, deferred compensation, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Seller or any affiliate, to which the Seller or any affiliate is a party or with respect to which the Seller or any affiliate could have any liability (a "Seller Plan").

        2.16.    Powers of Attorney.

        There are no persons or entities holding general or special powers of attorney from Seller relating to the Business.

        2.17.    Contracts and Commitments; No Default.

        (a)  The Disclosure Schedule contains an accurate and complete list of:

            (i)  All real property in which Seller has a leasehold or other interest and which is included in the Assets or which is used by Seller in connection with the operation of the Business, together with a list identifying each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof, has been delivered to the Purchaser.

          (ii)  All machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by Seller in the conduct of the Business and included in the Assets, except for items having a cost of less than $5,000. Seller has provided the Purchaser with either a copy of or a summary description of all leases and Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

          (iii)  All contracts, agreements and commitments not fully performed, in respect of the issuance, sale or transfer of capital stock, bonds, or other securities of Seller or pursuant to which Seller has acquired any Asset material to the Business, regardless of cost.

          (iv)  All contracts, agreements, commitments or understandings that restrict Seller from carrying on the Business or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

          (v)  All purchase or sale contracts or agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $25,000 or which continues for a period of more than 12 months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days' or less notice without cost or other Liability at or any time after the Closing.

          (vi)  Any contract, commitment, agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

        (vii)  All Assumed Contracts.

        (viii)  The names and current annual salary rates of all employees of and consultants to the Business, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the fiscal year ended February 28, 2001, as well as the vacation time, holiday time and sick pay due each such employee and consultant as of the date of this Agreement.

          (ix)  All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee option or purchase plans, other employee arrangements or commitments, whether or not legally binding, including without limitation, holiday, vacation, paid time-off, Christmas and other bonus practices, to which Seller is a party or is bound and which relates to employees or consultants of the Business or the operation of the Business.

          (x)  All imaging, scanning, coding, pricing agreements, schedules and other contracts or agreements with customers for services provided in the Business.

        (b)  The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), are valid and binding, enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors' rights and principles of equity, and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, the Assumed Contracts are validly assignable to the Purchaser without the consent of any other party so that, after the assignment thereof to the Purchaser pursuant hereto, the Purchaser will be entitled to the full benefits thereof (subject to the performance thereof by Purchaser). Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 30 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure Schedule, neither Seller nor any Shareholder is in material breach, violation or default, however defined, in the performance of any of their obligations under any Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. None of the Assumed Contracts is, either when considered singly or in the aggregate with others, materially adverse, unduly burdensome, or onerous to the Business or likely, either before or after the Closing, to result in any material loss or liability to the Business. Except as set forth in the Disclosure Schedule, none of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Purchaser.

        2.18.    Orders, Commitments and Returns.

        Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by Seller relating to the Business and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of the Business. Except as set forth in the Disclosure Schedule, Seller has not received any claims against Seller to return products of the Business by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable. To the Knowledge of Seller, neither Seller nor any Shareholder is subject to any outstanding sales or purchase contracts, commitments or proposals relating to the Business which is anticipated to result in a loss upon completion or performance thereof.

        2.19.    Labor Matters.

        Except as set forth in the Disclosure Schedule, in connection with the Business:

        (a)  Seller is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

        (b)  there is no unfair labor practice complaint against Seller pending or to the Knowledge of Seller, threatened before the National Labor Relations Board or any other comparable Authority;

        (c)  there is no labor strike, dispute, slowdown or stoppage actually pending or to the Knowledge of Seller, threatened against or directly affecting Seller and the Business;

        (d)  no labor representation question exists respecting the employees of the Business and there is not pending or to the Knowledge of Seller, threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Business;

        (e)  to the Knowledge of Seller during the last 12 months, there has been no attempt by either employees of the Business, any labor organization, or others to organize the employees of the Business into a labor union or to provide for other labor representation;

        (f)    no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or, to the Knowledge of Seller, have been threatened;

        (g)  no collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller relating to the Business;

        (h)  Seller has not experienced any significant work stoppage or other significant labor difficulty relating to the Business;

        (i)    Seller is not delinquent in payments to any persons performing services for the Business for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Seller Plan, including any Benefit Plan;

        (j)    upon termination of the employment of any person, neither Seller, any Shareholder the Purchaser, nor any affiliate of the Purchaser will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments; and

        (k)  within the twelve-month period prior to the date of the Agreement, there has not been any expression of intention to Seller by any officer or key employee (including but not limited to area and district managers) of the Business to terminate such employment.

        2.20.    Compliance with Law; Permits and Other Operating Rights.

        Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, business and operations of the Business, are and have been in compliance with all Laws applicable to the assets, properties, business and operations of the Business. Except as set forth in the Disclosure Schedule, neither Seller nor any Shareholder requires the Consent of any Authority to permit the Business to operate in the manner in which it is presently being operated. Seller possesses all material permits, licenses and other authorizations from all Authorities necessary to permit Seller to operate the Business in the manner in which Seller presently conducts it, and the consummation of the transactions contemplated by this Agreement will not prevent the Purchaser from being able to continue to use such permits and operating rights.

        2.21.    Environmental and Safety Matters.

        Except as set forth on the Disclosure Schedule:

        (a)  Neither Seller, any Shareholder any subsidiary or former subsidiary of Seller, nor, to the Knowledge of Seller, any previous owner, tenant, occupant or user of any property owned or leased by or to Seller and used in connection with the Business, or by or to any subsidiary or former subsidiary (the "Properties") engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties. The Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

        (b)

            (i)  No violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties or operations conducted thereon during the period in which Seller operated such Properties and conducted such operations; Seller has obtained all permits, licenses and authorizations required by, and Seller, the Seller and the Properties are in compliance with, all Environmental and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injection, notice or demand letter issued, entered, promulgated or approved thereunder;

          (ii)  no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been, or could have been at any time in the past, asserted or threatened (A) with respect to operations conducted by Seller on the Properties or, (B) against Seller or any of its subsidiaries or former subsidiaries with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

          (iii)  no claims or settlements relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the Knowledge of Seller, been threatened by any third party, including any Authority, nor, to the Knowledge of Seller, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "Environmental Claim") against Seller, the Seller or any of their respective subsidiaries or former subsidiaries with respect to the Properties or operations conducted thereon, or with respect to the Properties or the operations thereon.

        (c)  With regard to Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental and Occupational Health and Safety Laws, as in effect on the Closing Date.

        2.22.    Insurance.

        The Disclosure Schedule contains a listing of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Seller and relating to the Business, identifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

        2.23.    Brokers.

        Except as set forth in Schedule 2.23 of the Disclosure Schedule, neither Seller, the Shareholders nor any of Seller's or any Shareholder's directors, officers, shareholders, agents or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis for any such fee or commission to be claimed by any person or entity.

        2.24.    Absence of Certain Business Practices.

        Neither Seller, any Shareholder nor any director, officer, partner, employee or agent of Seller, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction) which: (i) might subject Seller, any Shareholder the Purchaser, Parent or the Purchaser's or Parent's affiliates to any damage or penalty in any civil, criminal or governmental litigation proceeding; (ii) if not given in the past, might have had a Material Adverse Effect on the Business; or (iii) if not continued in the future, might materially adversely affect the Business or which might subject Seller, any Shareholder the Purchaser, Parent or the Purchaser's or Parent's affiliates to suit or penalty in any private or governmental litigation or proceeding.

        2.25.    Business Generally.

        Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Seller which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof any change in the business relationship of Seller with any customer, dealer or supplier to the Business which may reasonably be expected to have a Material Adverse Effect on the Business.

        2.26.    Transactions with Certain Persons.

        Except as set forth in the Disclosure Schedule, during the past three years, neither Seller nor any Shareholder has, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to in connection with the Business, or otherwise dealt with, in the ordinary course of the Business or otherwise in connection with the Business, any affiliate or associate of Seller or any member, shareholder, or partner of any affiliate or associate of Seller (except with respect to compensation in the ordinary course of the Business for services rendered as a director, officer, employee or consultant of Seller). Neither Seller nor any Shareholder owes any amount to, or has any agreement or contract with or commitment to, any of its partners, directors, officers, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller.

        2.27.    Customers.

        Except as set forth on the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof, any dispute with any customer of the Business, or any set of circumstances, either of which is reasonably anticipated to have a Material Adverse Effect on the relationship between Seller and any customer or which may reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth on the Disclosure Schedule, neither Seller nor any Shareholder is aware of any circumstances that could materially and adversely affect the ability of any customer of the Business to continue doing business with Seller in the manner in which such business has been conducted in the past or commence doing business with the Purchaser or Parent.

        3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.

        The Purchaser and the Parent, jointly and severally, represent and warrant to Seller as of the date hereof as follows:

        3.1.    Corporate Organization.

        Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2.    Authorization.

        Each of the Purchaser and the Parent has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Each of the boards of directors of the Purchaser and the Parent has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of the Purchaser or the Parent is required. This Agreement is a valid and binding legal obligation of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principals of equity.

        3.3.    Consents and Approvals.

        No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Purchaser and the Parent of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of the Purchaser or the Parent.

        3.4.    Brokers.

        Except for its agreement with U.S. Bancorp Piper Jaffray, neither the Purchaser, the Parent nor any of their officers, directors or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser or the Parent for any such fee or commission to be claimed by any person or entity.

        3.5.    Litigation.

        Except as disclosed to Seller in writing prior to the execution of this Agreement, there is no legal, administrative arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, judgment, decree, decision, injunction, writ or order pending or, to the knowledge of Purchaser threatened or contemplated by or against or involving Purchaser, Parent or their respective officers, directors, agents or employees (but only in their capacity as such) whether at law or in equity, before or by any person, entity or Authority, which (a) questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein or (b) is material to the business and operations of Parent and all its affiliates (including Purchaser) taken as a whole.

        3.6.    Securities Filings.

        The Parent has filed all reports, registration statements, forms and other documents that it is required to file with the United States Securities and Exchange Commission or any exchange on which it is traded or reporting service through which any of its securities are quoted, including without limitation all filings required by the Securities Act of 1933, as amended, and any rules promulgated thereunder (the "Parent SEC Filings"). At the time filed, none of the Parent SEC Filings included any untrue statement of material fact or omitted a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

        4.    COVENANTS OF THE PARTIES.

        4.1.    [Intentionally Omitted]

        4.2.    [Intentionally Omitted]

        4.3.    [Intentionally Omitted]

        4.4.    Confidentiality.

        Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, governors, managers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein will not include any information relating to a party which the recipient of such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the recipient; (iii) to have been available to the public at the time of its receipt by the recipient; (iv) to have been received separately by the recipient in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the recipient without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of materials in any media containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

        4.5.    Filings; Consents; Removal of Objections.

        Subject to the terms and conditions herein provided, the parties hereto will use their respective good faith best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their respective good faith best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

        4.6.    Further Assurances; Cooperation; Notification; Management Agreement.

        (a)  Each party hereto will, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of the Purchaser and without further consideration, Seller and the Shareholders will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser good and marketable title to, all of the Assets (to the extent contemplated by this Agreement), to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto, without unreasonable cost or expense to Seller or the Shareholders.

        (b)  Seller and the Shareholders will cooperate with the Purchaser to promptly develop plans for the management of the Business after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and Seller and the Shareholders will further cooperate with the Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, Seller and the Shareholders will confer on a regular and reasonable basis with one or more representatives of the Purchaser to report on material operational matters and the general status of ongoing operations.

        (c)  At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

        (d)  Each party hereto will, at and after the Closing, comply with the terms and provisions of the management agreement for the operation of the Business and Assets during Fiscal 2001, Fiscal 2002 and Fiscal 2003 attached hereto as Exhibit 4.6(d) (the "Management Agreement").

        4.7.    [Intentionally Omitted]

        4.8.    Public Announcements.

        None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other party of such requirement and discusses with the other party in good faith the exact proposed wording of any such announcement.

        4.9.    Tax Matters.

        (a)  No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets will be made after the date of this Agreement without the prior written consent of the Parent or the Purchaser.

        (b)  As a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller and the Shareholders will provide the Purchaser with any clearance certificate or similar document(s) which may be required by any state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price.

        (c)  In addition to and without limiting those representations and warranties set forth in Section 2.14 of this Agreement, in the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax is payable or assessed relative to the transactions contemplated herein, Seller and the Shareholders will pay all such Taxes and will not collect any part thereof from the Purchaser or the Parent. The parties hereto will cooperate to make any necessary filings with state and local or foreign taxing Authorities and to furnish any required supplemental information with respect to any state and local or foreign Tax liabilities resulting from the consummation of the transactions contemplated herein.

        (d)  In addition to and without limiting those representations and warranties set forth in Section 2.14 of this Agreement, Seller and the Shareholders will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Tax on any income or gains arising from the sale of the Assets; but excluding any Taxes attributed to the income of Parent or Purchaser. Seller and the Shareholders will cause to be prepared and filed all federal, foreign and state income Tax Returns for the Business reflecting all activities of the Business through and including the Closing Date.

        (e)  Seller and the Shareholders, on the one hand, and the Purchaser, on the other hand, will:

            (i)  each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes,

          (ii)  each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and

          (iii)  each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

          Without limiting the generality of the foregoing, Seller, the Shareholders and the Purchaser will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

        4.10.    Bulk Transfers.

        Seller and the Shareholders have requested and the Purchaser has, subject to its indemnification rights, agreed to waive the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which Seller and the Shareholders have assets used in the Business, including without limitation the requirement of notice to creditors.

        4.11.    Employee Benefits.

        (a)  On or as soon as administratively practicable after the Closing Date, the Purchaser will extend offers of immediate employment to employees of the Business listed on Exhibit 4.11 hereto (the "Selected Employees"). Except as otherwise expressly provided in this Agreement, the terms and conditions of each such offer and of any continuing employment will be determined by the Purchaser in its sole discretion and any resulting employment relationship will be at will; provided, however, that Purchaser shall, to the fullest extent permitted under applicable laws, recognize accrued vacation and other employment benefits of the Selected Employees that are based upon periods of service with Seller and that constitute Assumed Liabilities. Any employee of the Business who accepts such an employment offer and reports for work on the date directed by the Purchaser will be sometimes hereinafter referred to as a "Transferred Employee." Seller and the Shareholders hereby authorize the Purchaser to enter into discussions with any of the Selected Employees concerning the future employment of such individual by the Purchaser; provided, however, that (i) such discussions will not be commenced prior to the giving of notice by Seller or the Shareholders to the employees of the Business of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the operations of the Business.

        (b)  [Reserved]

        (c)  [Reserved]

        (d)  The Purchaser will not be obligated under, and hereby specifically disclaims any assumption or liability with respect to, any collective bargaining agreement to which Seller is a party or under which Seller's or any Shareholder's employees or former employees are covered or any Seller Plan, including any Benefit Plan. Without limiting the generality of the foregoing, (i) the Purchaser is not assuming any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, attributable to participation therein by current or former employees of Seller as a result of this Agreement or the transactions contemplated hereby, and (ii) with respect to each current or former employee of Seller, the Seller or any affiliate and each other individual who is a "qualified beneficiary" with respect to such current or former employee in connection with a "group health plan" maintained by Seller, the Seller or any affiliate (as such terms are defined in Section 4980B of the Code), as between the Purchaser, on the one hand, and Seller, on the other hand, Seller are responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and

Part 6 of Subtitle B of Title I of ERISA (without regard to whether the Purchaser is ultimately determined to be responsible to provide such coverage to any such current or former employee) and will indemnify, defend and hold harmless the Purchaser and its affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

        4.12.    Covenant Not to Compete; Non-Solicitation.

        (a)  In order that the Purchaser and the Parent may have and enjoy the benefit of the transactions contemplated in this Agreement, each of Seller and the Shareholders covenants and agrees that, for a period expiring on the earlier to occur of (i) four (4) years from the Closing Date or (ii) one (1) year after the entire Contingent Consideration has been earned (as determined pursuant to Section 1.3(a)(ii)(2) and, if necessary, Section 9.8 (such that, for instance, if the Shareholders' Representative claims that the Contingent Consideration is fully earned on February 28, 2003, the Parent contests such claim in an arbitration resolved favorably to the Shareholders on May 1, 2003, then the Restricted Period will expire February 28, 2004 rather than May 1, 2004)) (the "Restricted Period"), neither they nor any of their affiliates will, directly or indirectly, within any geographical area or territory in the United States, own, manage, operate or control, or participate in the ownership, management, operation or control of, or have any interest in, as a stockholder, member, director, governor, manager, officer, employee, agent, consultant or partner, any business of the type engaged in or contemplated by the Business; provided, however, that nothing contained herein will prohibit them from owning less than 4% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

        (b)  During the Restricted Period, neither Seller, any Shareholder nor any of their respective affiliates will call upon, solicit, contact or serve: (i) any of the clients, customers, vendors or suppliers of the Business existing as such on or before the last date of the Restricted Period; (ii) any clients, customers, vendors or suppliers that have had a relationship with Seller or any Shareholder relating to the Business during the twelve (12) months preceding expiration of the Restricted Period; or (iii) any potential clients, customers, vendors or suppliers that were solicited by Seller or any Shareholder in connection with the Business during the twelve (12) months preceding expiration of the Restricted Period.

        (c)  During the Restricted Period, neither Seller, any Shareholder nor any of their respective affiliates will employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Selected Employees or the Purchaser's or the Parent's then employees on behalf of any other entity, whether or not such entity competes with Seller, any Shareholder the Purchaser or the Parent.

        (d)  The invalidity or unenforceability of any provision of this Section 4.12, in whole or by virtue of the following sentence in part, will not affect the validity or enforceability of any other provision of this Section 4.12 or of any other provision of this Agreement, all of which will to the full extent consistent with applicable law continue in full force and effect. In addition, if any provision of Section 4.12(a) are adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such provision will be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision will thereafter be enforced to the fullest extent possible. Each of Seller and the Shareholder acknowledges that any violation of any of the provisions of Section 4.12(a) is likely to cause irreparable damage to the Purchaser and the Parent and it is agreed that the Purchaser and the Parent will be entitled to equitable relief, including injunction and specific performance, in the event of any violation of such provision.

        (e)  Notwithstanding the foregoing provisions of this Section 4.12, if the Purchaser fails to (A) timely wire the Contingent Consideration as contemplated by Section 1.3(ii)(2)(D)(i) or (ii) above, (B) timely wire the Undisputed Contingent Consideration, (C) timely deposit the Disputed Contingent Consideration with an escrow agent as described in Section 1.3(a)(ii)(2)(C)(iii), or (D) pay the Disputed Contingent Consideration within ten (10) days after receipt of a further written demand from the Shareholders' Representative following the final decision of arbitrators in favor of the Shareholders' Representative, then (i) the covenants of the Seller and the Shareholders set forth in this Section 4.12 shall immediately terminate and be of no further force or effect, and (ii) with respect to Purchaser and the Parent, Seller and each of the Shareholders shall have no further obligation, covenant, restriction or limitation as to (A) their ownership, management, operation or control of any business, enterprise or other operation, or (B) any solicitation, contact, service, or other communication with any client, customer, vender, supplier or other party having any contact or relationship with the Business. If Purchaser Indemnified Parties are entitled to indemnification pursuant to Article 8 and elect, to the extent permitted by Section 8.6 of this Agreement, to offset the amount due pursuant to such claim against Contingent Consideration otherwise payable, then such offset, and consequent non-payment of Contingent Consideration, shall not trigger the termination provisions of this paragraph.

        4.13.    [Intentionally Omitted]

        5.    [INTENTIONALLY OMITTED]

        6.    [INTENTIONALLY OMITTED]

        7.    [INTENTIONALLY OMITTED]

        8.    SURVIVAL AND INDEMNIFICATION.

        8.1.    Survival of Representations, Warranties and Covenants; Investigation.

        All representations and warranties of the parties contained in this Agreement will survive the Closing Date for a period expiring on March 1, 2004 (other than the representations and warranties set forth in Section 2.9(a), 2.12(b), which survive for a period of five (5) years after the date of this Agreement and the representations and warranties set forth in Sections 2.14, 2.15 and 2.20 which survive until the expiration of the applicable statute of limitations plus three months). The covenants, agreements and obligations contained herein and in the exhibits hereto will survive the Closing without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

        8.2.    Indemnification by the Purchaser and Parent.

        Subject to the provisions of Section 8.5, the Purchaser and Parent agree, jointly and severally, to indemnify, defend and hold Seller and the Shareholders harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages suffered directly by the Seller or Shareholders as opposed to consequential damages, lost profits or punitive damages paid by the Seller or any Shareholder to a third party) or expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (collectively as "Seller's Loss" or "Seller's Losses") to which Seller or the Shareholders may suffer or incur, directly or indirectly, as a result from or in connection with:

        (a)  any untrue representation of, or breach of warranty by, the Purchaser or Parent in any part of this Agreement;

        (b)  the breach of or nonfulfillment of any covenant, agreement or undertaking of the Purchaser or Parent in this Agreement;

        (c)  the operation of the Assets or the Business after the Closing Date (including, without limitation, any obligation for Taxes associated with the Business or the Assets for any period (or portion thereof) subsequent to the Closing Date and any obligation of Parent or Purchaser for Taxes, regardless of the period to which they are attributable; and

        (d)  any failure of Purchaser or Parent to pay or perform Assumed Liabilities or to pay any portion of the Purchase Price, including, but not limited to, the Contingent Consideration, if and to the extent earned and payable.

        8.3.    Indemnification by Seller and the Shareholders.

        Subject to the provisions of Section 8.5, Seller and the Shareholders agree, jointly and severally (provided that the following indemnity shall be several with respect to any Purchaser's Loss relating to a breach of a representation or warranty relating exclusively to a Shareholder under Sections 2.3, 2.4, 2.5, 2.8, 2.13, 2.24 or 2.26), to indemnify the Purchaser and Parent, their respective subsidiaries and affiliates and each of their respective shareholders, officers, directors and employees (the "Purchaser Indemnified Parties") against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by the Purchaser or Parent as opposed to consequential damages, lost profits or punitive damages paid by the Purchaser to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "Purchaser's Losses" or individually as a "Purchaser's Loss") to which the Purchaser or Parent may become subject to or which it may suffer or incur, directly or indirectly, as a result from or in connection with:

        (a)  any untrue representation of or breach of warranty, by Seller or the Shareholders in any part of this Agreement;

        (b)  the breach of or nonfulfillment of any covenant, agreement or undertaking of Seller or the Shareholders in this Agreement;

        (c)  any debt, liability or obligation, direct or indirect, fixed, contingent or otherwise not included in the Assumed Liabilities, that relates to Seller or the Shareholders and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date, wither or not then known, due or payable;

        (d)  any obligation for Taxes of Seller or the Shareholders for any period (or portion thereof) prior to the Closing Date;

        (e)  any Retained Liabilities;

        (f)    the failure of Seller or the Shareholders to comply with the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which Seller or any Shareholder has assets, including, without limitation, the requirement of notice to creditors;

        (g)  the failure of Seller or the Shareholders to obtain any clearance certificate or similar document required by any taxing Authority in order to relieve the Purchaser or the Parent of any obligation to withhold any portion of the Purchase Price or in order to avoid any successor liability for Taxes;

        (h)  any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee of the Business or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA; and

        (i)    the failure of Seller or the Shareholders to disclose to the Purchaser or Parent a complete and accurate list of any and all severance compensation required to be paid in connection with the transactions contemplated by this Agreement to any employee of Seller who is not a Transferred Employee.

Seller and the Shareholders acknowledge that if a representation or warranty that is qualified by materiality (including a Material Adverse Effect) is breached after giving effect to such materiality qualification then the Purchaser Losses resulting from such breach will include all Purchaser Losses resulting from a breach of such representation or warranty and not solely the portion of such Purchaser Losses in excess of such materiality qualifier.

        8.4.    Claims for Indemnification; Shareholders' Representatives and Power of Attorney.

        (a)  General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim will arise for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

        (b)  Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party will be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

            (i)  the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

          (ii)  no Indemnifying Party will consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and,

          (iii)  if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days after receipt of notice of the claim, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Article 8; provided that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

        (c)  Remedies Exclusive. The remedies provided in this Section 8 shall be the exclusive remedy of any party hereto for any breaches of representations, warranties, agreements or covenants in Section 2 or Section 3 of this Agreement, except to the extent any such breaches relate to (i) fraud or (ii) bad faith action, with respect to which the remedies provided herein will be cumulative and will not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

        (d)  Shareholders' Representative; Power of Attorney.

            (i)  Upon execution of this Agreement by the Shareholders, and without further act of any Shareholder, Kirk Willey ("Willey") shall be appointed as agent and attorney-in-fact (the "Shareholders' Representative") for each Shareholder, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to the Purchaser Indemnified Parties of funds from the Escrow Deposit or other sources in satisfaction of claims by such Purchaser Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Shareholders' Representative may not be changed unless holders of a two-thirds interest of the Escrow Deposit agree to such change and to the identity of the substituted agent. If Willey is unable or unwilling to serve as Shareholders' Representative, Jeff Price shall be automatically appointed as the Shareholders' Representative to replace Willey. Except as provided in the preceding sentence, any vacancy in the position of a Shareholders' Representative may be filled by the holders of a majority in interest of the Escrow Deposit. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall not receive compensation for his services. Notices or communications to or from the Shareholders' Representative shall constitute notice to or from each of the Shareholders.

          (ii)  The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative, except for gross negligence or willful misconduct. The Shareholders on whose behalf the Escrow Deposit was contributed to the Escrow Deposit shall severally, in proportion to their ownership amounts as set forth in Exhibit 8.5(c), indemnify the Shareholders' Representative and hold the Shareholders' Representative harmless against any loss, liability or expense (except for any loss, liability or expense arising out of the gross negligence or willful misconduct of the Shareholders' Representative) incurred on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of the Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders' Representative.

          (iii)  Each decision, act, consent or instruction of the Shareholders' Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent and other parties to this Agreement may rely upon any such decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and other parties to this Agreement are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

        8.5.    Basket and Cap Limitations on Claims for Indemnification.

        (a)  In the event of any claim for indemnity under Section 8.3, the Indemnified Party under such representation and warranty claim shall not be entitled to indemnification therefor unless such Indemnified Party has sustained Losses in excess of One Hundred Thousand and no/100 Dollars ($100,000.00) in the aggregate (the "Exception Amount"), in which event the Indemnified Party shall be entitled to indemnification for the full amount of all Losses suffered or incurred in excess of Seventy-Five Thousand and no/100 Dollars ($75,000.00) of Losses; provided, however, that such Exception Amount limitation shall not apply to (i) any claim by the Purchaser Indemnified Parties with respect to an intentional breach of or intentional nonfulfillment of any covenant, agreement or undertaking of Seller or the Shareholders contemplated in Section 8.3(b); (ii) any claim based on any breach of the representations and warranties contained in subsections 2.3 (authorization), or 2.23

(brokers) hereof; or (iii) any claim based on any breach of the representations and warranties contained in Section 2.14 (tax matters), but only to the extent such breach relates to payment or non-payment of federal, state or local income taxes by Seller or the Shareholders, and accordingly, the Indemnified Party shall be entitled to indemnification for the full amount of all such Losses, even if they do not exceed the Exception Amount (the "Rep Basket"). Notwithstanding anything herein to the contrary, the Exception Amount and Rep Basket shall not apply with respect to (A) any fraudulent breach of any representation or warranty or any claim with respect to fraudulent inducement to enter into this Agreement or (B) any bad faith action. The parties do not intend that the Exception Amount be deemed to be a definition of what is "material" for any purpose in this Agreement.

        (b)  The Indemnifying Party shall not indemnify the Indemnified Parties to the extent Losses exceed, in the aggregate, the Purchase Price (the "Limitation Amount"); provided, however, that (a) such limitation shall not apply to any claim based on,any breach of the representations and warranties contained in subsections 2.3 (authorization); or 2.23 (brokers) hereof; or (ii) subsection 2.14 (tax matters), to the extent such breach relates to payment or non-payment of federal, state or local taxes by Seller or the Shareholders, for which the Purchaser Indemnified Parties may recover to the full extent of their Losses, subject only to the Rep Basket, if applicable; and (b) notwithstanding anything herein to the contrary, the Limitation Amount shall not apply with respect to (A) any fraudulent breach of any representation or warranty or any claim with respect to fraudulent inducement to enter into this Agreement or (B) any bad faith action. The parties do not intend that the Limitation Amount be deemed to be a definition of what is "material" for any purpose in this Agreement.

        (c)  The percentage of each total Purchaser's Loss that the Purchaser Indemnified Parties may recover from any particular Shareholder shall equal such Shareholder's percentage interest in the Seller immediately prior to the Closing, as indicated on Exhibit 8.5(c); provided, however, that (i) the maximum amount that the Purchaser Indemnified Parties may recover from any particular Shareholder shall not exceed the product of such Shareholder's percentage interest indicated on Exhibit 8.5(c) multiplied by the aggregate amount of the Purchase Price actually received (regardless of when received) by Seller, and (ii) notwithstanding anything herein to the contrary, the limitation described in this Section 8.5(c) shall not apply with respect to (A) any fraudulent breach of any representation or warranty or any claim with respect to fraudulent inducement to enter into this Agreement or (B) bad faith. Accordingly, and without limiting the foregoing, if a Shareholder owned 10% of the outstanding capital stock of the Seller immediately prior to Closing, the Purchaser's Loss for which the Purchaser Indemnified Parties are entitled to indemnification is one million dollars, and the Seller had actually received, or thereafter receives, aggregate Purchase Price payment of at least one million dollars, then the maximum amount the Purchaser Indemnified Parties may recover from such Shareholder would be one hundred thousand dollars ($100,000), which is 10% of the total Loss (absent fraud or bad faith, as described in the preceding sentence) and is not in excess of 10% of the aggregate amount of Purchase Price received, then or later, by Seller.

        8.6.    Set-Off Right.

        (a)  Upon not less than thirty (30) days' notice to the Shareholders' Representative, specifying in reasonable detail the basis therefor, the Purchaser or Parent may set off any amount to which they may be entitled under this Article 8 against amounts otherwise payable as Contingent Consideration. If the Shareholders' Representative disputes the amount set off by Parent or Purchaser, neither Purchaser nor Parent may exercise such set-off rights until such dispute is finally resolved pursuant to Section 9.8 of this Agreement.

        (b)  The exercise of such right of set-off by the Purchaser or Parent will not constitute a breach of this Agreement or any other agreement or instrument contemplated by this Agreement. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies nor limit the Purchaser or Parent in any manner in the enforcement of any other remedies that may be available to it.

        8.7.    Effect of Purchaser's Actual Knowledge.

        If (a) there exists Purchaser's Actual Knowledge of a breach of any representation or warranty contained in Section 2 of this Agreement, (b) the effect of such breach constitutes a Material Adverse Effect with respect to the Seller or the Business, and (c) Purchaser elected to consummate the Closing notwithstanding such breach, then Purchaser shall be deemed to have waived any claim against the Seller and Shareholders pursuant to Section 8 of this Agreement to the extent of Purchaser's Actual Knowledge with respect to such breach. For purposes of this Section, "Purchaser's Actual Knowledge" means the actual knowledge of Susan Engel, David Weiser, Lisa Riedesel, Tom Tomlinson and Tony Ishaug acquired after April 16, 2001. Without limiting the preceding sentence, Purchaser's Actual Knowledge (i) shall not include any knowledge of any other individuals employed by (whether or not supervised directly or indirectly by Susan Engel, David Weiser, Lisa Riedesel, Tom Tomlinson and Tony Ishaug) or acting as an agent or representative of Purchaser and (ii) shall not be construed under any circumstance to mean that Susan Engel, David Weiser, Lisa Riedesel, Tom Tomlinson or Tony Ishaug has conducted any independent investigation to determine if there is any breach of the Shareholders' representations and warranties. In addition, the Seller and Shareholders acknowledge that notwithstanding any provision in this Agreement to the contrary, in the event there is any dispute as to whether there exists Purchaser's Actual Knowledge, then the burden of proof shall be on the Seller and Shareholders to establish Purchaser's Actual Knowledge. It is further acknowledged and agreed that if there exists Purchaser's Actual Knowledge of a breach of any representation or warranty contained in Section 2 of this Agreement and the effect of such breach does not constitute a Material Adverse Effect with respect to the Seller or the Business, then such breach shall be treated as a breach of this Agreement and the waiver described above in this Section shall not apply.

        9.    MISCELLANEOUS PROVISIONS.

        9.1.    Expenses.

        Parent and the Purchaser, on the one hand, and Seller and the Shareholders, on the other hand, will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

        9.2.    Amendment and Modification.

        This Agreement may not be amended or modified by the parties hereto except by means of a writing duly executed by each of the parties hereto.

        9.3.    Waiver of Compliance; Consents.

        Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

        9.4.    No Third Party Beneficiaries.

        Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

        9.5.    Notices.

        All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fifth (5th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment and receipt thereof is confirmed telephonically:

If to Seller:
To:	Axis Corporation 370 East Harmon Avenue—Suite C-311 Las Vegas, NV 89109
Attn.: Kirk Willey
Fax: (801) 366-5025
With copies to:
Stoel Rives LLP 201 South Main Street, Suite 1100 Salt Lake City, UT 84111
Attn: Brian G. Lloyd
Fax: (801) 578-6999

or to such other person or address as Seller will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Purchaser or the Parent:
To:	Department 56, Inc. One Village Place 6436 City West Parkway Eden Prairie, MN 55344
Attn.: Percy C. Tomlinson
Fax: (952) 943-4500
With a copy to:
To:	Mark J. Sexton Oppenheimer Wolff & Donnelly LLP 45 South Seventh Street, Suite 3300 Minneapolis, MN 55402
Fax: (612) 607-7100

or to such other person or address as Parent or the Purchaser will furnish to the other parties hereto in writing in accordance with this subsection.

        9.6.    Assignment.

        This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Purchaser may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Parent.

        9.7.    Governing Law.

        This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

        9.8.    Arbitration.

        (a)  The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated by Section 9.12 (a "Dispute") will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the "Mediation Deadline") will be settled by binding arbitration in Minneapolis, Minnesota by a panel of three (3) arbitrators, selected in accordance with subsection (b) below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "American Arbitration Rules"). The arbitrators in any such arbitration will have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony and proposed witnesses, and examination by deposition of parties. The arbitrators are not empowered to award damages in excess of compensatory damages, as limited by this Agreement, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota and the federal district court for the State of Minnesota for this purpose. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this Agreement as set forth in Section 9.5.

        (b)  Within twenty (20) days of the Mediation Deadline, the Purchaser will nominate one arbitrator and the Seller and the Shareholders, together, will nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators will select a third arbitrator, and if they fail to do so, a neutral arbitrator will be chosen in accordance with the American Arbitration Rules.

        9.9.    Counterparts.

        This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.10.    Headings.

        The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

        9.11.    Entire Agreement.

        This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the letter of intent dated April 16, 2001. Any provision of this Agreement that becomes invalid or unenforceable under applicable Law will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

        9.12.    Injunctive Relief.

        It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its agreements and covenants in Sections 4.4 and 4.12 of this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 4.4 and 4.12 of this Agreement hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

        9.13.    Certain Definitions.

        For purposes of this Agreement, the terms:

        (a)  "Environmental and Occupational Safety and Health Law" means any common law or duty, case law or other Law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws will include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11011, the Hazard Communication Act, 29 U.S.C. §§ 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, and any case law interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

        (b)  "Environmentally Regulated Materials" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

        (c)  "Material Adverse Effect" means an individual or cumulative material adverse change in or material adverse effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Business, taken as a whole, or the Purchaser, Parent and their subsidiaries, as the case may be, or would prevent Seller, on the one hand, or Parent and the Purchaser, on the other hand, from consummating the transactions contemplated hereby.

        (d)  "Knowledge of Seller" and other terms of similar import means (i) the actual knowledge or awareness of Seller or any Shareholder, and (ii) the knowledge or awareness after due inquiry which a prudent business person in the position of any Shareholder would have obtained in the conduct of such business person's business.

        (e)  "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, add`itions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

        (f)    "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DEPARTMENT 56, INC.		AXIS CORPORATION
By:		By:
Percy C. Tomlinson
Its:	Executive Vice President & Chief Financial Officer	Its:
AXIS HOLDINGS CORPORATION		SHAREHOLDERS' REPRESENTATIVE
By:
	Percy C. Tomlinson	Kirk Willey
Its:	Vice President
SHAREHOLDERS
Kirk Willey
Matt Musgrave
Jeff Price
Jeremy Willey
Lee Willey

LIST OF EXHIBITS

Name of Exhibit	Number of Exhibit
List of Customers of the Business	Exhibit 1.1(a)(xii)
Latest Balance Sheet	Exhibit 1.1(a)(xxi)
Excluded Assets	Exhibit 1.1(b)
Form of Liabilities Undertaking	Exhibit 1.2
Form of Escrow Agreement	Exhibit 1.3(b)(ii)
Allocation of Purchase Price Among the Assets	Exhibit 1.4
Form of Bill of Sale	Exhibit 1.6(a)(i)
Form of Security Agreement	Exhibit 1.6(c)(ii)
Disclosure Schedule	Exhibit 2
Management Agreement	Exhibit 4.6(d)
Employees to be Hired	Exhibit 4.11
Ownership of Seller Immediately Prior to Closing	Exhibit 8.5(c)

LIST OF DEFINED TERMS

Term	Page
Net Assets Adjustment	15
Accruals Adjustment	15
Agreement	52
American Arbitration Rules	51
Assets	1
Assumed Contracts	4
Assumed Liabilities	3
Authorities	19
Authority	19
Benefit Plan	28
Business	1
Closing	17
Closing Balance Sheet	16
Closing Date	17
Code	17, 28
Consent	20
Consents	20
Contingent Consideration	5
Contingent Consideration Documentation	9
Contingent Consideration Statement	6
Copyrights	24
Disagreement Notice	7
Disclose	37
Disclosure Schedule	18
Dispute	51
Disputed Contingent Consideration	7
disqualified individual	29
Earnest Deposit	15
Environmental and Occupational Safety and Health Law	53
Environmental Claim	33
Environmentally Regulated Materials	53
ERISA	4
Escrow Agent	15
Escrow Agreement	15
Escrow Deposit	15
Exception Amount	47
excess parachute payment	29
Final Basic Purchase Price	16
Final Purchase Price Adjustment	16
Fiscal 2000	5
Fiscal 2001	5
Fiscal 2002	5
Fiscal 2003	5
GAAP	5
Indemnified Party	45
Indemnifying Party	45
Information	37

Initial Cash Consideration	5
Initial Purchase Price Adjustment	15
Intellectual Property Rights	24
Inventory	23
Latest Balance Sheet	2
Law	19
Laws	19
Liabilities	20
Liabilities Undertaking	3
Liability	20
Lien	19
Limitation Amount	47
Management Agreement	38
Material Adverse Effect	53
Mediation Deadline	51
Operating Income	5
Operating Income Margin	5
Parent	1
Parent SEC Filings	36
Patents	24
Payment Date	8
Period	5
Permitted Liens	19
Properties	32
Purchase Price	5
Purchase Price Adjustment	15
Purchaser	1
Purchaser Indemnified Parties	44
Purchaser's Actual Knowledge	49
Purchaser's Loss	44
Purchaser's Losses	44
Real Property	23
Registered Intellectual Property Rights	24
Rep Basket	47
Restricted Period	41
Retained Liabilities	3
Revenue	5, 6
Revenue Base	6, 9, 10
Revenue in Fiscal 2000	6
Selected Employees	40
Seller	1
Seller Plan	28
Seller's Knowledge	53
Seller's Loss	43
Seller's Losses	43
Service Marks	24
severance pay	31
Shareholders	1
Shareholders' Representative	46

Tax	53
Tax Return	54
Tax Returns	54
Taxes	53
Third Party Intellectual Property Rights	25
Trade Secrets	24
Trademarks	24
Transferred Employee	40
Undisputed Contingent Consideration	7
Value of the Assets Adjustment	15
Willey	46
Year 2000 Compliant	26

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Exhibit 10.19
LIST OF EXHIBITS
LIST OF DEFINED TERMS